Exhibit 99.1

        J & J Snack Foods to Acquire Country Home Bakers, Inc.

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Dec. 22, 2003--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that an agreement to acquire the bakery assets of Country Home Bakers, Inc. has been approved by the United States Bankruptcy Court and that closing of the purchase is scheduled for January 5, 2004.
    Country Home Bakers, Inc., with its manufacturing facility in Atlanta, GA, manufactures and distributes bakery products to the food service and supermarket industries. Its product line includes cookies, biscuits, and frozen doughs sold under the names READI-BAKE, COUNTRY HOME and private labels sold through supermarket in-store bakeries. Total sales are estimated to be approximately $55 million.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are excited with the opportunity before us. Country Home Bakers has excellent products and a good nucleus of people. We look forward to making the 'new' Country Home Bakers company a successful one."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE and CAMDEN CREEK cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas and Vernon (Los Angeles), California.

    (1)MINUTE MAID is a registered trademark of The Coca-Cola Company.

    (2)BARQ'S is a registered trademark of Barq's Inc.


    CONTACT: J & J Snack Foods Corp.
             Dennis Moore, 856-665-9533